Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 13, 2019)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and nine months ended September 30, 2019 and 2018, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Gross premiums written	$17,408,000	$17,178,000	$52,634,000	$52,387,000
Net premiums written	$15,467,000	$15,429,000	$47,415,000	$47,690,000

Net premiums earned	$15,209,000	$15,445,000	$44,917,000	$45,764,000
Net investment income	989,000	1,017,000	2,908,000	2,932,000
Net investment (losses) gains	(117,000)	456,000	2,120,000	(8,000)
Other income	148,000	148,000	440,000	457,000
Total Revenues	16,229,000	17,066,000	50,385,000	49,145,000
Policyholder benefits and settlement expenses	9,750,000	9,825,000	29,673,000	29,024,000
Amortization of deferred policy acquisition costs	805,000	782,000	2,624,000	2,372,000
Commissions	2,006,000	2,003,000	6,017,000	5,795,000
General and administrative expenses	2,226,000	2,404,000	6,974,000	7,075,000
Taxes, licenses and fees	604,000	567,000	1,890,000	1,565,000
Interest expense	293,000	306,000	879,000	917,000
Total Benefits, Losses and Expenses	15,684,000	15,887,000	48,057,000	46,748,000
Income Before Income Taxes	545,000	1,179,000	2,328,000	2,397,000
Income tax expense	115,000	272,000	42,000	562,000
Net Income	$430,000	$907,000	$2,286,000	$1,835,000
Income Per Common Share	$0.17	$0.36	$0.90	$0.73
Reconciliation of Net Income to non-GAAP Measurement
Net income	$430,000	$907,000	$2,286,000	$1,835,000
Income tax expense	115,000	272,000	42,000	562,000
Investment losses (gains), net	117,000	(456,000)	(2,120,000)	8,000
Pretax Income From Operations	$662,000	$723,000	$208,000	$2,405,000

Management Commentary on Results of Operations

Summary:
For the three months ended September 30, 2019, the Company had net income of $430,000, $0.17 income per share, compared to net income of $907,000, $0.36 income per share, for the three months ended September 30, 2018; a quarterly decline of $477,000. The decrease in net income was driven by a 1.5% decline in net premiums earned coupled with investment losses for the third quarter of 2019 compared to investment gains in the third quarter of 2018. Pretax income from operations for the third quarter of 2019 totaled $662,000 compared to a pretax income from operations of $723,000 in the third quarter of 2018. The primary reason for the $61,000 decline in pretax income from operations in the third quarter of 2019, compared to the same period in 2018, was a $236,000 decrease in net premiums earned. The decline in net premiums earned was due to an increase in ceded premium related to higher cost of catastrophe reinsurance in our P&C segment.

For the nine months ended September 30, 2019, the Company had net income of $2,286,000, $0.90 income per share, compared to a net income of $1,835,000, $0.73 income per share, for the nine months ended September 30, 2018. The year to date pretax income from operations in 2019 totaled $208,000 compared to a pretax income from operations of $2,405,000 in 2018. The primary reason for the $2,197,000 decrease in pretax income from operations in 2019, compared to the same period in 2018, was a $649,000 increase in policyholder benefits (primarily driven by an increase in claims in the P&C segment) coupled with a $847,000 decrease in net premiums earned. The decline in net premiums earned was due to an 10.3% increase in ceded premium related to higher cost of catastrophe reinsurance in our P&C segment.

Three-month period ended September 30, 2019 compared to three-month period ended September 30, 2018

Premium Revenue:
For the three-month period ended September 30, 2019, net premiums earned were down $236,000 at $15,209,000 compared to $15,445,000 during the same period in 2018. The decrease in premium revenue was primarily attributable to a 1.4% decrease in net premiums earned in the P&C segment coupled with a 2.8% decrease in net premiums earned in the Life segment.

Investment Gains (Losses):
Investment losses for the three-month period ended September 30, 2019 were $117,000 compared to investment gains of $456,000 for the three-month period ended September 30, 2018. The primary reason for the $573,000 decrease in third quarter investment losses compared to the third quarter of 2018 investment gains was a decrease in value of equity investments held for sale.

In January of 2016, the FASB issued guidance that requires equity investments to be measured at fair value with changes in fair value recognized in net income through investment gains and losses. For us, this guidance became effective January 1, 2018 and is a decrease in market value of our equity securities of $80,000 and was the primary factor contributing to the investment losses in third quarter 2019. In addition, we had a $24,000 realized loss on the sale of fixed income securities.

Net Income:
For the quarter ended September 30, 2019, the Company had net income of $430,000, $0.17 income per share, compared to net income of $907,000, $0.36 income per share, for the same period in 2018; a decline of $477,000. As discussed above, a $236,000 decline in net premiums earned coupled with a $573,000 change in investment losses were the primary factors contributing to the decrease in net income in the third quarter of the current year compared to the same period last year.

Pretax Income from Operations:
For the three months ended September 30, 2019, our pretax income from operations was $662,000 compared to pretax income from operations of $723,000 for the three months ended September 30, 2018; a decrease of $61,000. A 1.5% decrease in net premiums earned was the primary reason for the decrease in pretax income from operations in the third quarter of 2019 compared to the third quarter of 2018.

P&C Segment Combined Ratio:
In order to present information as analyzed by Company management, the P&C segment combined ratio in this management commentary is presented before certain intercompany eliminations. These intercompany eliminations, which are presented in Note 13 to the Condensed Consolidated Financial Statements, primarily include management and service fees paid by each subsidiary to NSEC, along with fees and expenses of the Company's employee claims adjusters. Claims adjusters are employees of NSIC but provide claim adjustment services to NSFC at rates comparable to those paid to independent (non-employee) adjusters utilized by NSFC. Management believes that the analysis of the P&C segment combined ratio prior to elimination of the intercompany transactions provides a more realistic view of performance.

The P&C segment ended the third quarter of 2019 with a GAAP basis combined ratio of 99.9%. Reported catastrophe (cat) losses totaled $1,942,000 for the quarter and added 14.1 percentage points to the combined ratio. In comparison, the P&C segment ended the third quarter of 2018 with a GAAP basis combined ratio of 99.9% with catastrophe losses increasing the combined ratio by 13.6 percentage points. Partially offsetting the increase in reported catastrophe losses in the third quarter of 2019 was a reduction in reported non-catastrophe wind and hail losses of $227,000 in the third quarter of 2019 compared to the third quarter of 2018. Reported non-catastrophe wind and hail losses for the third quarter of 2019 totaled $1,607,000 and added 11.7 percentage points to the third quarter 2019 combined ratio. In comparison, third quarter 2018 reported non-catastrophe wind and hail losses totaled $1,834,000 and added 13.1 percentage points to the third quarter 2018 combined ratio.

Nine-month period ended September 30, 2019 compared to nine-month period ended September 30, 2018

Premium Revenue:
For the nine-month period ended September 30, 2019, net premiums earned were down $847,000 at $44,917,000 compared to $45,764,000 during the same period in 2018. The decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $704,000. The decline in gross earned premium was primarily attributable to a decrease in our surplus lines business in coastal Louisiana. In addition, P&C segment ceded premium was up $504,000 or 10.5%, in 2019, compared to the same period in 2018 due to an increase in cost of our catastrophe reinsurance.

Investment Gains (Losses):
Investment gains for the nine-month period ended September 30, 2019 were $2,120,000 compared to investment losses of $8,000 for the nine-month period ended September 30, 2018. The primary reason for the increase in 2019 investment gains compared to the 2018 investment losses was a gain on our company owned life insurance (COLI) investment of $1,792,000.

In 2018, due to a change in GAAP, unrealized gains and losses on equity investments are required to be reported as a component of investment gains/losses on the statement of operations. These amounts were previously reported as a component of Other Comprehensive Income. For the nine months ended September 30, 2019, investment gains include a $72,000 increase in accumulated gains on equity securities held for investment. This increase in accumulated gains was driven by an overall improvement in stock market returns experienced in the third quarter of 2019.

Net Income:
For the nine months ended September 30, 2019, the Company had net income of $2,286,000, $0.90 income per share, compared to net income of $1,835,000, $0.73 income per share, for the same period in 2018. The primary reason for the increase in 2019 earnings compared to 2018 earnings was the gain on company owned life insurance mentioned previously.

Pretax Income from Operations:
For the nine-month period ended September 30, 2019, our pretax income from operations was $208,000 compared to a pretax income from operations of $2,405,000 for the nine-month period ended September 30, 2018; a decrease of $2,197,000. The primary reasons for the decline in pretax income from operations in the 2019 compared to the pretax income from operations for same period in 2018 was a $649,000 increase in claims coupled with a decrease of $847,000 in net premiums earned driven by an increase in ceded premium related to our catastrophe reinsurance cost.

P&C Segment Combined Ratio:
For the nine months ended September 30, 2019, the P&C segment had a GAAP combined ratio of 102.5%. Reported claims from cat events totaling $4,805,000 combined with reported claims from non-catastrophe wind and hail totaling $6,791,000 increased the P&C segment combined ratio in 2019 by 28.4 percentage points. In comparison, for the nine months ended September 30, 2018, the P&C segment had a GAAP combined ratio of 97.5%. Reported claims from cat events totaling $4,378,000 combined with reported claims from non-catastrophe wind and hail totaling $5,111,000 increased the P&C segment combined ratio in 2018 by 22.9 percentage points. Partially offsetting the increase in catastrophe losses and non-cat wind and hail losses in 2019 was a decrease in reported fire losses of $804,000 compared to the same period in the prior year.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	September 30, 2019	December 31, 2018
	(UNAUDITED)
Invested Assets	$119,792,000	$112,690,000
Cash	$9,085,000	$5,676,000
Total Assets	$154,112,000	$144,231,000
Policy Liabilities	$80,138,000	$77,988,000
Total Debt	$14,361,000	$14,352,000
Accumulated Other Comprehensive Income (Loss)	$2,743,000	$(1,570,000)
Shareholders' Equity	$52,139,000	$45,866,000
Book Value Per Share	$20.59	$18.15
Invested Assets:
Invested assets as of September 30, 2019 were $119,792,000 compared to $112,690,000 as of December 31, 2018; an increase of 6.3%. The increase in invested assets was due to reinvestment of $3,425,000 in positive cash flow from operating activities coupled with a $5,343,000 increase in market value of fixed income securities available for sale. Significant declines in market interest rates over the past nine months was the primary driver of the increase in market value of fixed income securities.

Cash:
The Company, primarily through its insurance subsidiaries, had $9,085,000 in cash and cash equivalents at September 30, 2019, compared to $5,676,000 at December 31, 2018. The primary reason for the increase in cash and cash equivalents compared to last year was timing in reinvestment of positive cash flow from operations coupled with the accumulation of cash at the holding company level in anticipation of the repayment of short term debt in the fourth quarter of 2019.

Total Assets:
Total assets as of September 30, 2019 were $154,112,000 compared to $144,231,000 at December 31, 2018. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities and a $5,343,000 increase in market value of our portfolio of fixed maturity securities further contributed to the increase in total assets for the first nine months of 2019.

Policy Liabilities:
Policy related liabilities were $80,138,000 at September 30, 2019, compared to $77,988,000 at December 31, 2018; an increase of $2,150,000 or 2.8%. The primary reason for the increase in policy liabilities in 2019 compared to 2018 was a $2,696,000 increase in unearned premium. This increase in unearned premium is seasonal as we typically issue and renew a larger number of annual insurance contracts during the first half of the year compared to the remainder of the year.

Debt Outstanding:
Total debt at September 30, 2019 was virtually unchanged at $14,361,000 compared to $14,352,000 at December 31, 2018.

Shareholders' Equity:
Shareholders' equity as of September 30, 2019 was $52,139,000, up $6,273,000 compared to December 31, 2018 Shareholders' equity of $45,866,000. Book value per share was $20.59 at September 30, 2019, compared to $18.15 per share at December 31, 2018; an increase of 13.4% or $2.44 per share. The primary factors contributing to the increase in both book value per share and Shareholders' equity were net income of $2,286,000 and accumulated other comprehensive income of $4,313,000. Offsetting the increase in Shareholders' equity was shareholder dividends paid of $379,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.